Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of all Claims (this “Agreement”) is entered into by and between Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York, having its principal office at 220 Liberty St., Warsaw, New York 14569, and its subsidiaries and affiliates (collectively referred to as the “Company”); and Kenneth V. Winn (the “Executive” or “you”), an individual residing at 259 Vollmer Parkway, Rochester, New York, 14623.

1. Separation Date. Your employment with the Company ended at the close of business on August 19, 2014 (the “Separation Date”).

2. Final Compensation and Benefits. You acknowledge and agree that you have received your regular wages and employment-related benefits through the Separation Date, all of which were paid in accordance with the Company’s regular payroll schedule and benefit policies and practices. You acknowledge and agree that your payment for employment-related benefits through the Separation Date included payment for all of your accrued and unused vacation time. You acknowledge and agree that you have also received reimbursement of any appropriately documented expenses that were incurred but unpaid up through the Separation Date that were a result of conducting business activities on behalf of the Company. You received and may retain such wages and employment-related benefits described in this Paragraph 2 even if you decide not to sign this Agreement. You acknowledge and agree that the payments you received that are described in this Paragraph 2 are all wages and employment-related benefits due to you based on your employment with the Company.

3. Termination of Compensation and Benefits.

a) You acknowledge and agree that all of your compensation and employment-related benefits ended on the Separation Date or the last day of the month in which your employment ended, depending upon the benefit. You have or will receive additional information regarding the date on which each benefit ended as well as your rights to insurance continuation (at your expense) and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair them.

b) You will forfeit all rights under the Financial Institutions, Inc. Annual Incentive Plan as of the Separation Date. All of your equity compensation awards granted to you by the Company or any of its affiliates that remain outstanding and unvested as of the Separation Date shall be terminated effective as of the Separation Date and be forfeited without consideration.

4. Company Property.

a) To the extent you have not already done so, by no later than August 24, 2014 you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain. The documents and property to be returned by you include, but are not limited to, all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer information, marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, all Company-issued automobiles, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information.

b) If you have used any computer, server, or e-mail system owned by you or a member of your immediately family to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before August 24, 2014 you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems.

c) You further agree that if you discover any Company documents or property in your possession or on your computer, server or e-mail system in the future, you will immediately return such documents or information to the Company and delete them from such computer, server or e-mail system.

5. Separation Benefits. In consideration of your acceptance of the terms of this Agreement, including but not limited to the obligations imposed by Paragraphs 8 to 11 of this Agreement and the Release of All Claims contained in Paragraph 6 of this Agreement, and provided you have signed this Agreement and the revocation period set forth in Paragraph 21 has expired with no revocation, the Company will provide you with the separation benefits, to which you would not otherwise be entitled, described in this Paragraph 5.

a) The Company will pay you a separation pay benefit in the total amount of One Hundred Eighty Four Thousand Five Hundred Dollars ($184,500), less required payroll deductions and withholdings. This separation pay benefit will be paid in equal bi-weekly installments beginning on the Company’s first regular pay period after the Effective Date (as defined in Paragraph 21) and will continue for a period of 47 weeks.

b) The Company makes no representations to you regarding the taxability and/or tax implications of this Agreement. You are solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether the Company should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare). You agree to defend, indemnify, reimburse and hold the Company harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on the Company by the Internal Revenue Service, the New York State Tax Department or any other federal, state or local taxing authority by reason of the payment made pursuant to this Paragraph 5, the absence of withholdings and deductions made from that payment and/or your non-payment or late payment of taxes due with respect to that payment, and you alone assume all liability for all such amounts.

c) You agree that you are not entitled to any other compensation or benefits of any kind or description from the Company, its successors, assigns, affiliates or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, its successors, assigns, affiliates or related companies, other than as described in this Agreement, and except for vested benefits under the any qualified retirement plans in which you participate.

d) You acknowledge and agree that, in the absence of this Agreement, you are not entitled to any of the separation benefits set forth in this Paragraph 5.

6. RELEASE OF ALL CLAIMS.

a) By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company arising from conduct or events that took place before you signed this Agreement. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to ownership interests in the Company (except as might be determined by a court or other legal authority as part of a legal action related to the value of common shares, in which you belong to a recovering group or class, but in which you are not a named plaintiff or class representative) and your employment relationship with the Company, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, except as expressly provided otherwise in Paragraph 6(e).

b) Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, arising from conduct or events occurring before you signed this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990 (the “ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law. You specifically agree that you are releasing claims of discrimination, harassment and/or retaliation based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status and other legally protected categories and/or activities.

c) You also agree that the legal rights and claims you are giving up include your legal rights and claims under the anti-retaliation provisions of the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Act, 12 U.S.C. § 5567 and/or legal rights and claims under the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of the Company.

d) You further agree that you are giving up and releasing any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, punitive damages, penalties, interest, and equitable forms of relief, as well as any claim for attorney’s fees or costs, which may arise from any of the claims waived, discharged or released in this Paragraph 6.

e) The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from conduct or events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf. In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement or to challenge the enforceability of this Agreement.

f) You agree that the release of all claims described in this Paragraph 6 applies not only to the Company, but also to the Company’s predecessors, successors and their past, current and future parents, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns.

7. No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action in any forum against the Company. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released.

8. Confidential Information and Insider Information. You agree and acknowledge as follows:

(a) In the course of your employment with the Company you have acquired access to and become acquainted with confidential information about the professional business and financial affairs of the Company.

(b) You shall not at any time, whether before or after the termination of your employment, use, copy, disclose or make available any Confidential Information (as defined in Paragraph 8(c) below) to any individual, corporation, partnership, trust, governmental body or other entity; except that you may use, copy or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on your part, and (ii) to the extent you are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure you shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information.

(c) For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s products, services, relationship with its regulators, suppliers, business partners, operations, research, trade secrets, intellectual property, finances and all documents and other tangible items relating to or containing any such information. “Confidential Information” shall also include any information not described herein but that is regarded as confidential under Article 1 (Confidentiality) of the Executive Agreement dated July 2, 2012 between you and Financial Institutions, Inc. You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

(d) You are currently aware of material non-public information regarding the Company and will comply with the terms of the Company’s Insider Trading Policy dated October 17, 2012 regarding “Post-Termination Transactions.” You agree that you will not trade in the Company’s securities until the material non-public information of which you are aware either becomes public or is no longer material to the Company.

9. No Derogatory Statements/Communications or Operational Interference.

a) You agree that you will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns. The inclusion of specific individuals in this provision (including, but not limited to, shareholders, officers, directors, agents, attorneys and employees) to protect them from derogatory or disparaging remarks is a material term of this Agreement and intended to make such individuals third-party beneficiaries of this particular provision of the Agreement, with all applicable rights to enforce its terms in the event of a violation. You also agree that you will not directly or indirectly initiate any communications with any directors, shareholders, or employees of the Company regarding the business or operations of the Company, except as required to perform the requirements set forth in this Agreement, as required to perform services on behalf of a new employer, or as otherwise expressly requested by the Company or required by applicable law.

b) Nothing in this Agreement is intended to or shall prevent or limit the Company from providing testimony or information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

10. Future Cooperation and Transition Services. You agree that for a period of 30 days after the Separation Date, upon reasonable request of the Company, you will do whatever is necessary to assure an orderly transition of your work and responsibilities, to meet with Company representatives as necessary, and to otherwise fully cooperate with these efforts. You further agree that any separation benefits paid during this 30-day transition period shall serve as adequate consideration for such transition services and that you are not owed any additional compensation for such transition services.

11. Confidentiality of Agreement. You agree to keep the terms of this Agreement, all documents relating to this Agreement, and the benefit being paid under it, completely confidential. You shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) to communicate with your spouse, attorneys, your investment or financial advisors or your accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement); (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed.

12. Interim Obligations. You understand and agree that the obligations contained in Paragraphs 8 to 11 above are material provisions of this Agreement, for which good and sufficient consideration is provided. However, you also acknowledge and agree that those provisions could be undermined and/or rendered ineffective if you take actions between the date you were first presented with a draft of this Agreement and the Effective Date of this Agreement (“Interim Period”) that would be violations of Paragraphs 8 to 11 of this Agreement if taken after the Effective Date of this Agreement. Accordingly, as a material inducement for the Company to enter this Agreement, you represent and warrant that, during the Interim Period, you did not and will not take any actions, directly or indirectly, that would be violations of this Agreement if they occurred after the Effective Date of this Agreement. This includes, but is not limited to, disclosing confidential information, making derogatory statements concerning the Company or any of the entities/individuals listed in Paragraph 9, not assisting with the transition of your job duties as described in Paragraph 10 and/or disclosing the terms of this Agreement or the amounts or benefits to be paid under this Agreement (other than as allowed in Paragraph 11).

13. Remedies. In the event that you breach any of your obligations under this Agreement, the Company may, at its option, obtain monetary damages, a court order requiring the you comply with this Agreement, or other legal and equitable remedies as appropriate. A court, jury, arbitrator and/or agency of competent jurisdiction shall determine the nature, extent and value of any damages caused by a breach of this Agreement, including whether a breach of this Agreement requires the return of some or all of the benefits provided under Paragraph 5 above and/or the discontinuance of the Company’s remaining obligations under this Agreement. The Company, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this Agreement in an action at law or in equity and the prevailing party in such an action to enforce this Agreement shall have the right to recover reasonable legal fees, costs and expenses, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this Agreement.

14. No Admission of Liability. You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either you or the Company, at any time, as an admission of liability or wrongdoing by the Company.

15. Binding Nature. This Agreement shall bind, be transferable to, and/or be enforceable by or against, the Company’s successors and assigns, now and in the future. This Agreement shall also bind, be transferable to and/or be enforceable by or against, all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

16. Governing Law/Interpretation/Legal Proceedings.

a) This Agreement shall be governed, construed, and interpreted, and the rights of you and the Company shall be determined in accordance with New York law, without regard to its conflicts of laws principles, except to the extent that the law of the United States governs any matter set forth herein, in which case such Federal law shall govern.

b) Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court located in Monroe County, New York.

c) The parties further agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions, which shall be fully severable and given full force and effect. However, in the event you or anyone on your behalf takes legal action asserting claims released through this Agreement, and the Release of All Claims in Paragraph 6 of this Agreement or any portion thereof is determined by any court, arbitrator or agency of competent jurisdiction to be unenforceable for any reason, then the Company shall have the option to rescind this entire Agreement, and immediately recover from you any payments made pursuant to Paragraph 5 above, or to require that you execute another release that is legal and enforceable, without further consideration, payments or compensation.

17. Scope of Agreement.

a) You agree that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon you. You also agree that this Agreement contains the entire agreement between the Company and you regarding your termination and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, including, but not limited to, any agreement regarding benefits (severance, change in control or otherwise) set forth in that certain Executive Agreement dated July 2, 2012 between you and Financial Institutions, Inc. (the “Executive Agreement”).

b) Notwithstanding the foregoing, otherwise than as specified below, you acknowledge that nothing set forth herein shall alter in any manner your continuing obligations pursuant to the terms of the Executive Agreement, including but not limited to the provisions contained therein regarding Confidentiality (Article 1) and Non-Solicitation (Article 2), and you agree that such continuing obligations survive the termination of your employment with the Company and continue to be binding upon you after the Separation Date. In consideration of your execution of this Agreement, however, the Company hereby waives its right to enforce the Non-Competition provision contained in Section 2.2 of the Executive Agreement against you.

18. Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

19. Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

20. Period to Consider Agreement. You represent and warrant that the Company has given you a reasonable period of time, of at least twenty-one (21) days, to consider all the terms of this Agreement and for the purpose of consulting with an attorney. A draft of this Agreement was first given to you on August 19, 2014. If you execute this Agreement prior to the expiration of the 21-day period, you represent and warrant that you have freely and willingly elected to do so. The parties further agree that changes to this agreement after August 19, 2014, whether material or immaterial, do not restart the 21-day period.

21. Revocation Period; Effective Date. After you have accepted this Agreement, you will have an additional 7 calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Paula Dolan, Director – Human Resources, Five Star Bank, 220 Liberty Street, Warsaw, New York 14569. You acknowledge and agree that if you exercise your right to revoke this Agreement, your resignation of employment will remain valid and effective on the Separation Date and you will not be entitled to the separation benefits in Paragraph 5.

22. Section 409A.

a) The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent.

b) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. The Company shall not be liable to you for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

c) References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that you first incur a “separation from service” within the meaning of Section 409A.

d) Notwithstanding anything in this Agreement to the contrary, if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months following your separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to you during the six-month period immediately following your separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

23. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

24. Dodd-Frank Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then you shall return to the Company, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Company by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

Kenneth V. Winn		Financial Institutions, Inc., on behalf of itself and its subsidiaries and affiliates

/s/ Kenneth V. Winn
	(By)	/s/ Martin K. Birmingham
Date: August 28, 2014	Name:	Martin K. Birmingham

Date: September 2, 2014

STATE OF NEW YORK)

COUNTY OF                     ) ss:

On the                     day of                     , 2014, before me, the undersigned, personally appeared Kenneth V. Winn, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in the capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

NOTARY PUBLIC